May 2011 Pricing Sheet dated May 24, 2011 relating to Amendment No. 2 to Preliminary Terms No. 770 dated May 18, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Contingent Coupon Commodity-Linked Notes due May 27, 2015
With Coupons Based on the Performance of a Commodity Basket of Eight Physical Commodities and Two Commodity Indices
PRICING TERMS – MAY 24, 2011
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,337,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May 24, 2011
Original issue date:	May 27, 2011 (3 business days after the pricing date)
Maturity date:	May 27, 2015
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial commodity value
	S&P GSCI™ Brent Crude Index—Excess Return (the “Brent Index”)	SPGCBRP	10%	787.2443
	S&P GSCI™ Livestock Index—Excess Return (the “Livestock Index”)	SPGCLVP	10%	198.9392
	Copper	LOCADY	10%	$8,881.50
	Corn	C 1	10%	733.25¢
	Cotton	CT1	10%	153.88¢
	Gasoline RBOB	XB1	10%	$299.28¢
	Nickel	LONIDY	10%	$22,845
	Palladium	PLDMLNPM	10%	$739.00
	Silver	SLVRLN	10%	3,585¢
	Sugar	SB1	10%	21.91¢

*     Bloomberg symbols are being provided for reference purposes only. The initial commodity values have been, and the commodity values on the coupon determination dates will be, determined based on the values published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent coupon relating to the final determination date, if any.
Contingent coupon:	On each coupon payment date, we will pay with respect to each note a contingent coupon, if any, equal to the stated principal amount times the contingent coupon rate.
Contingent coupon rate:
The sum of the products of (i) the component performance of each basket commodity on the applicable determination date and (ii) the respective weighting; provided that the contingent coupon rate will not be less than 0%.

Component performance:
The component performance for each basket commodity, with respect to each determination date, will be calculated as follows:
▪     If the commodity value is greater than the initial commodity value, a percentage equal to 13.00% (the “fixed return”).
▪     If the commodity value is less than or equal to the initial commodity value, a percentage equal to the greater of (A) the component return and (B) -20.00%.

Component return:	On any determination date: (commodity value – initial commodity value) / initial commodity value
Coupon payment dates:	May 27, 2012, May 27, 2013, May 27, 2014 and the maturity date
Coupon determination dates:
With respect to each coupon payment date, the third business day before the related coupon payment date, which is May 23, 2012, May 22, 2013, May 21, 2014 and May 21, 2015, subject to postponement for non-index business days, non-trading days and certain market disruption events.

Initial commodity value:	For any basket commodity, the commodity value of the basket commodity on the pricing date. See “Basket—Initial commodity value” above.
Commodity value:
On the pricing date or any determination date for any basket commodity:
▪ Brent Index: the official settlement price
▪ Livestock Index: the official settlement price
▪ Copper: the official cash offer price per tonne (as stated in U.S. dollars)
▪ Corn: the official settlement price per bushel (as stated in U.S. cents)
▪ Cotton: the official settlement price per pound (as stated in U.S. cents)
▪ Gasoline RBOB: the official settlement price per gallon (as stated in U.S. cents)
▪ Nickel: the official cash offer price per tonne (as stated in U.S. dollars)
▪ Palladium: the afternoon fixing price per troy ounce (as stated in U.S. dollars)
▪ Silver: the afternoon fixing price per troy ounce (as stated in U.S. cents)
▪ Sugar: the official settlement price per pound (as stated in U.S. cents)
For full descriptions, please see “Fact Sheet—Commodity value” on page 7 of the accompanying preliminary terms.

CUSIP:	617482TT1
ISIN:	US617482TT12
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Listing:	The notes will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	$1,000	$35.00	$965.00
Total	$1,337,000	$46,795	$1,290,205
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35.00 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5.00 per note.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Amendment No. 2 to Preliminary Terms No. 770 dated May 18, 2011
Prospectus Supplement dated December 23, 2008                     Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.